Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

(651) 787-1068

NEWS RELEASE

April 24, 2008

DELUXE REPORTS FIRST QUARTER 2008 RESULTS

•	EPS of $0.53 Meets Upper End of Expectations

•	Continued Progress on Growth Initiatives

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported first quarter diluted earnings per share (EPS) of $0.53 on net income of $27.3 million. EPS for the first quarter of 2007 was $0.68 on net income of $35.2 million. The quarter’s results reflect expected softness in the Small Business Services segment and investments made in growth initiatives, partly offset by continued progress with the Company’s cost reduction initiatives.

“We are pleased to have successfully delivered on our financial commitments for the quarter,” said Lee Schram, CEO of Deluxe. “Results in our Financial Services segment were particularly strong and we continued to deliver on our $225 million cost reduction program. We also made good progress investing in initiatives that we believe will drive revenue growth in the second half of the year and beyond.”

First Quarter Performance
Revenue for the quarter was $381.2 million compared to $403.8 million during the first quarter of 2007. Small Business Services revenue was $15.9 million lower than the previous year due to economic softness, as well as the sale of the industrial packaging product line in January 2007, which accounted for $3 million of revenue last year. Financial Services revenue was up slightly compared to the previous year, while Direct Checks revenue decreased $7.1 million due to lower order volume and a $3 million benefit realized in the first quarter of 2007 from weather-related issues late in 2006 that shifted revenue between years.

Gross margin was 61.7 percent of revenue compared to 63.0 percent in 2007. Reductions in manufacturing costs from production efficiencies and higher revenue per order were offset by higher delivery related costs from a postal rate increase in mid-2007 and an unfavorable shift in product mix.

Selling, general and administrative (SG&A) expense decreased $8.8 million in the quarter. Benefits from cost reduction initiatives were partially offset by higher marketing expenses and investments to drive revenue growth opportunities. As a percent of revenue, SG&A increased to 47.4 percent from 46.9 percent in 2007.

Operating income was $54.8 million, compared to $69.0 million in the first quarter of 2007. Operating income was 14.4 percent of revenue compared to 17.1 percent in the prior year. The decrease in operating margin was driven primarily by the revenue decline, a $3.8 million gain realized last year from the sale of the industrial packaging product line and higher delivery-related costs.

Net income decreased $7.9 million and diluted EPS decreased $0.15, driven by the lower operating income partially offset by a lower effective tax rate due to the higher taxes specifically attributable to the gain on the product line sale in 2007.

First Quarter Performance by Business Segment
Small Business Services revenue was $215.9 million versus $231.8 million in 2007. The decline was due to soft economic conditions and $3 million of non-recurring 2007 revenue attributable to the divested industrial packaging product line, partially offset by a favorable Canadian exchange rate. Operating income decreased to $21.1 million from $33.2 million in 2007 largely as a result of the revenue decrease, investments to drive revenue growth opportunities, including an increase in marketing expense, partially offset by continued cost reductions. In addition, the 2007 period included a $3.8 million gain from the sale of the industrial packaging product line.

Financial Services revenue was $113.9 million compared to $113.5 million in 2007. First quarter order volume was down 3.7% compared to last year due mostly to non-recurring financial institution conversion activity last year. Revenue per order was up primarily due to a February 2007 price increase and favorable mix. Financial Services order volume was up 1.9% compared to the fourth quarter of 2007. Operating income increased to $19.0 million from $15.7 million in 2007. Delivery-related cost increases and investments in revenue growth opportunities during the quarter were more than offset by benefits from higher revenue per order and cost reduction initiatives.

Direct Checks revenue was $51.4 million compared to $58.5 million in 2007. First quarter order volume was down due to the continued decline in check usage and advertising response rates. In addition, revenue in the first quarter of 2007 benefited from weather-related production delays in the fourth quarter of 2006 which shifted $3 million of revenue to the first quarter. Operating income was $14.7 million compared to $20.1 million in 2007. Benefits from cost reduction initiatives and lower advertising expense were more than offset by lower order volume and higher delivery-related expenses.

First Quarter Operating Cash Flow Performance
Cash provided by operating activities for the quarter totaled $30.0 million, a decrease of $39.0 million compared to last year. The expected decrease in 2008 primarily relates to lower net income and higher payments in the quarter for 2007-related incentive compensation, both of which were partially offset by lower income tax payments.

Business Outlook
The Company stated that for the second quarter of 2008, revenue is expected to be between $374 million and $384 million, and diluted EPS is expected to be between $0.60 and $0.64, in line with the Company’s original outlook. For the full year, revenue is expected to be between $1.56 billion and $1.59 billion, and diluted EPS is expected to be between $3.00 and $3.15. The Company also stated that it expects operating cash flow to be between $230 million and $250 million in 2008 and capital expenditures to be approximately $30 million.

“We continue to execute against our transformation plan,” Schram stated. “While the economy continues to provide challenges to our Small Business Services segment, progress against our cost initiatives enables us to further invest in opportunities for revenue expansion while delivering bottom line growth.”

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the financial results. All interested persons may listen to the call by dialing 866-700-0161 (access code 29524672). The presentation also will be available via a simultaneous webcast at www.deluxe.com/investors. An audio replay of the call will be available through midnight on May 1st by calling 888-286-8010 (access code 67339464). The presentation will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that cost reductions in the Company’s information technology, fulfillment and other shared services areas will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2007.

Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2008		2007
Revenue	$381.2		$403.8
Cost of goods sold	145.9	38.3%	149.3	37.0%

Gross profit	235.3	61.7%	254.5	63.0%
Selling, general and administrative expense	180.5	47.4%	189.3	46.9%
Net gain on sale of product line	—	—	(3.8)	(0.9%)

Operating income	54.8	14.4%	69.0	17.1%
Interest expense	(12.7)	(3.3%)	(12.8)	(3.2%)
Other income	0.5	0.1%	1.0	0.2%

Income before income taxes	42.6	11.2%	57.2	14.2%
Income tax provision	15.3	4.0%	22.0	5.4%

Net income	$27.3	7.2%	$35.2	8.7%

Weighted average dilutive shares outstanding	51.6		51.6
Diluted earnings per share	$0.53		$0.68
Capital expenditures	$5.8		$4.4
Depreciation and amortization expense	$15.5		$17.3
Number of employees-end of period	7,765		8,155
Non-GAAP financial measure — EBITDA(1)	$70.8		$87.3

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended March 31,
	2008	2007
EBITDA	$70.8	$87.3
Income tax provision	(15.3)	(22.0)
Interest expense	(12.7)	(12.8)
Depreciation and amortization expense	(15.5)	(17.3)

Net income	$27.3	$35.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,	March 31,
	2008	2007	2007
Cash and cash equivalents	$17.6	$21.6	$11.5
Other current assets	152.2	170.4	171.1
Property, plant & equipment-net	135.4	139.2	140.9
Intangibles-net	142.3	148.5	166.1
Goodwill	584.8	585.3	585.7
Other non-current assets	141.5	145.8	147.9

Total assets	$1,173.8	$1,210.8	$1,223.2

Short-term debt & current portion of long-term debt	$73.3	$69.0	$371.1
Other current liabilities	186.3	228.6	213.7
Long-term debt	774.7	775.1	576.2
Deferred income taxes	12.3	10.2	14.0
Other non-current liabilities	81.6	86.8	88.4
Shareholders’ equity (deficit)	45.6	41.1	(40.2)

Total liabilities & shareholders’ equity (deficit)	$1,173.8	$1,210.8	$1,223.2

Shares outstanding	51.5	51.9	51.9

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2008	2007
Cash provided (used by):
Operating activities:
Net income	$27.3	$35.2
Depreciation and amortization of intangibles	15.5	17.3
Contract acquisition payments	(2.8)	(4.2)
Other	(10.0)	20.7

Total operating activities	30.0	69.0

Investing activities:
Purchases of capital assets	(5.8)	(4.4)
Payments for acquisitions	(0.3)	(2.3)
Proceeds from sale of product line	—	19.2
Other	0.2	2.5

Total investing activities	(5.9)	15.0

Financing activities:
Dividends	(12.9)	(13.0)
Share repurchases	(13.9)	—
Shares issued under employee plans	1.6	3.0
Net change in debt	3.9	(68.5)
Other	(6.6)	(5.7)

Total financing activities	(27.9)	(84.2)
Effect of exchange rate change on cash	(0.2)	0.1

Net change in cash	(4.0)	(0.1)
Cash and cash equivalents: Beginning of period	21.6	11.6

Cash and cash equivalents: End of period	$17.6	$11.5

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2008	2007
Revenue:
Small Business Services	$215.9	$231.8
Financial Services	113.9	113.5
Direct Checks	51.4	58.5

Total	$381.2	$403.8

Operating income:
Small Business Services	$21.1	$33.2
Financial Services	19.0	15.7
Direct Checks	14.7	20.1

Total	$54.8	$69.0

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

# # #